FINAL

GTA OFFICE DMM INC.

and

123 REAL ESTATE DEVELOPMENT ONTARIO LTD.

95-105 MOATFIELD DRIVE, TORONTO, ONTARIO

AGREEMENT OF PURCHASE AND SALE

McCarthy Tétrault LLP

May 19, 2021

TABLE OF CONTENTS

Page

ARTICLE 1 INTERPRETATION 1

1.1 Definitions 1
1.2 Schedules 4

ARTICLE 2 AGREEMENT OF PURCHASE AND SALE 4

2.1 Purchase and Sale of Property 4
2.2 Binding Agreement 4
2.3 Authorizations 4
2.4 Deliveries 5
2.5 Acknowledgement of Purchaser as to Condition of Property 5
2.6 Confidentiality 6
2.7 Searches and Examination 7

ARTICLE 3 PURCHASE PRICE 8

3.1 Deposit 8
3.2 Payment of Purchase Price 9
3.3 General Adjustments 9
3.4 Specific Adjustments 10

ARTICLE 4 CONDITIONS PRECEDENT 11

4.1 Condition Precedent for Vendor 11
4.2 Conditions Precedent for Purchaser 12
4.3 Non-Satisfaction of Conditions Precedent 12
4.4 Title 12
4.5 Vendor's Representations 13
4.6 Purchaser's Representations 14
4.7 Survival of Representations 14
4.8 Disclosure Qualifications 15

ARTICLE 5 CLOSING DOCUMENTS 15

5.1 Vendor's Closing Documents 15
5.2 Purchaser's Closing Documents 16
5.3 Registration and Other Costs 17
5.4 Escrow Closing and Registration 18

ARTICLE 6 OPERATION UNTIL CLOSING 18

6.1 Operation Before Closing 18
6.2 Damage Before Closing 18
6.3 Leasing 19
6.4 Estoppel Certificates 20
6.5 Termination 20

ARTICLE 7 GENERAL 21

7.1	Gender and Number	21
7.2	Captions and Table of Contents	21
7.3	Obligations as Covenants	21
7.4	Applicable Law	21
7.5	Currency	21
7.6	Invalidity	21
7.7	Amendment of Agreement	21
7.8	Time of the Essence	21
7.9	Further Assurances	21
7.10	Entire Agreement	22
7.11	Waiver	22
7.12	Solicitors as Agents and Tender	22
7.13	Merger	22
7.14	Successors and Assigns	22
7.15	Assignment	23
7.16	Notice	23
7.17	Planning Act of Ontario	24
7.18	Effect of Termination of Agreement	24
7.19	No Registration of Agreement	24
7.20	Commissions	24
7.21	Facsimiles/Counterparts	24
7.22	Joint Direction	25

This agreement made as of May 19, 2021 (the "**Effective Date**"), between:

GTA OFFICE DMM INC.
a corporation incorporated under the laws of Ontario

(the "**Vendor**")

of the one part,

-and-

123 REAL ESTATE DEVELOPMENT ONTARIO LTD.
a corporation incorporated under the laws of Ontario

(the "**Purchaser**")

of the other part

WITNESSES that the Vendor and Purchaser have agreed to enter this Agreement to set forth the terms whereby the Purchaser has agreed to purchase, and the Vendor has agreed to sell, the Property (as hereinafter defined);

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this agreement and the sum of Ten Dollars ($10.00) paid by each of the Vendor and the Purchaser to the other and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereby agree and declare as follows:

ARTICLE 1
INTERPRETATION

1.1 Definitions

The terms defined herein shall have, for all purposes of this Agreement, the following meanings, unless the context expressly or by necessary implication otherwise requires:

"Adjustment Date" means 11:59 p.m. on the Closing Date;

"Adjustments" means the adjustments to the Purchase Price provided for and determined pursuant to Sections 3.3 and 3.4;

"Agreement" means this agreement of purchase and sale and the schedules attached hereto, as amended from time to time; "Article", "Section" and "Subsection" mean and refer to the specified article, section and subsection of this Agreement;

"Assignment and Assumption of Contracts" means an assignment and assumption of the Assumed Contracts which is to be delivered at Closing pursuant to Sections 5.1 and 5.2;

"Assignment and Assumption of Leases" means an assignment and assumption of the Leases which is to be delivered at Closing pursuant to Sections 5.1 and 5.2;

"Assumed Contracts" means those of the Contracts which the Purchaser elects by notice in writing pursuant to Section 6.1 of this Agreement to assume;

"Balance" has the meaning ascribed thereto in Section 3.2(b);

"Building" means the office building and fixed improvements owned by the Vendor situate on the Lands;

"Business Day" means any day, other than a Saturday, Sunday or statutory holiday in Toronto, Ontario;

"Chattels" means the chattels and fixtures used in the operation of the Property as set out in the list delivered to the Purchaser pursuant to Section 2.4;

"Claims" means any actions, proceedings, losses, damages, liabilities, taxes, claims, demands, judgments, rights (including set-off), remedies, recourse, costs and expenses of any kind or nature, including legal fees and disbursements on a solicitor and its own client basis, made against or incurred by a party from time to time.

"Closing" means the closing and consummation of the agreement of purchase and sale for the Property, including without limitation the payment of the Purchase Price and the delivery of the Closing Documents, on the Closing Date at the offices of the Vendor's Solicitors;

"Closing Date" means the first Business Day which is ninety (90) Business Days following the Condition Date;

"Closing Documents" means the agreements, instruments and other documents to be delivered by the Vendor to the Purchaser pursuant to Section 5.1 and the agreements, instruments and other documents to be delivered by the Purchaser to the Vendor pursuant to Section 5.2;

"Condition Date" means the first Business Day which is forty-five (45) Business Days following the Effective Date;

"Confidential Information" has the meaning ascribed thereto in Section 2.6(a);

"Contracts" means all existing contracts and agreements with third parties in respect of the ownership, maintenance, repair, operation and servicing of the Property, but excluding Leases, Permitted Encumbrances, employment contracts, and the Non-Assumable Contracts;

"Deposit" has the meaning ascribed thereto in Section 3.1(c);

"DRA" has the meaning ascribed thereto in Section 5.4;

"Delivery Date" means the first Business Day which is seven (7) Business Days from the Effective Date;

"Estoppel Certificates" has the meaning ascribed thereto in Section 6.4;

"Existing Financing" means the existing financing provided by the Existing Lender to the Vendor secured by a charge of land registered as Instrument No. AT4356657 together with related security thereto;

"**Existing Financing Prepayment Amount**" means any yield maintenance, prepayment or break fees or charges payable to the Existing Lender in connection with the repayment of the Existing Financing by the Vendor on Closing;

"**Existing Lender**" means Otera Capital Inc.;

"**HST**" means harmonized sales tax payable pursuant to the *Excise Tax Act* (Canada);

"**HST Undertaking and Indemnity**" means an undertaking and indemnity relating to harmonized sales tax in a form acceptable to the Vendor, acting reasonably;

"**Lands**" means the lands and premises municipally and legally described in ***Schedule "A"*** attached hereto;

"**Lease Certificate**" has the meaning ascribed thereto in Section 6.4;

"**Leases**" means all offers to lease, agreements to lease, leases, renewals of leases and other rights and licenses (including all security, guarantees and indemnities of a Tenant's obligations thereunder) granted by the Vendor or its predecessors in title to possess or occupy portions of the Building, including any new leases entered into in accordance with the terms of Section 6.3, in each case as amended, renewed or otherwise varied in accordance with the terms of Section 6.3; and "**Lease**" means any one of the Leases;

"**Non-Assumable Contracts**" means the contracts listed in ***Schedule "C"*** attached hereto;

"**Parking Deck Project**" means the ongoing project for the repair of the existing P1 and P2 slab and columns in the parking garage on the Property, being completed by the Parking Deck Project Contractor pursuant to the Parking Deck Project Contract.

"**Parking Deck Project Contract**" means the contract originally made between the Vendor and the Parking Deck Project Contractor with respect to completion of the Parking Deck Project.

"**Parking Deck Project Contractor**" means Arguson Projects Inc.

"**Permitted Encumbrances**" means the encumbrances and instruments listed in ***Schedule "B"*** attached hereto;

"**Person**" means includes an individual, a partnership, a joint venture, a trust, an unincorporated organization, a company, a corporation, an association, a government or any department or agency thereof and any other incorporated or unincorporated entity;

"**Property**" means the Lands, the Building and the Chattels;

"**Purchase Price**" means Ninety Six Million Eight Hundred Thousand Dollars ($96,800,000.00) exclusive of any applicable taxes;

"**Purchaser's Agent**" means collectively, CBRE Limited and Bay Street Group Inc.;

"**Purchaser's Solicitors**" means Friedman Law Professional Corporation or such firm or firms of solicitors or agents as are retained by the Purchaser from time to time and notice of which is provided to the Vendor;

"**Rent Receivables**" has the meaning ascribed thereto in Section 3.4(a);

"**Survival Period**" has the meaning ascribed thereto in Section 4.7;

"**Tenants**" means all persons having a right to occupy any rentable area of the Building pursuant to a Lease; and "**Tenant**" means any one of the Tenants;

"**Vendor's Solicitors**" means McCarthy Tétrault LLP or such other firm or firms of solicitors or agents as are retained by the Vendor from time to time and notice of which is provided to the Purchaser; and

"**Warranties**" means any existing warranties and guarantees in favour of the Vendor in connection with the Building to the extent same are assignable without consent or cost.

1.2 Schedules

The following schedules attached hereto form part of this Agreement:

Schedule "A" -	Lands
Schedule "B" -	Permitted Encumbrances
Schedule "C" -	Non-Assumable Contracts

ARTICLE 2
AGREEMENT OF PURCHASE AND SALE

2.1 Purchase and Sale of Property

Upon and subject to the terms and conditions of this Agreement, the Vendor will sell, and the Purchaser will purchase, the Property in consideration of the payment of the Purchase Price. This Agreement shall be completed on the Closing Date at the offices of the Vendor's Solicitors in Toronto, Ontario subject to real property registrations being electronically effected at the applicable land titles office.

2.2 Binding Agreement

The agreement of the Vendor and the Purchaser set forth in Section 2.1 creates and constitutes a binding agreement of purchase and sale for the Property in accordance with the provisions of this Agreement.

2.3 Authorizations

The Vendor shall deliver to the Purchaser, upon request, authorizations prepared by the Vendor's Solicitors to governmental authorities necessary to permit the Purchaser to obtain information from the files of such governmental authorities provided said authorizations explicitly do not authorize or request any inspections with respect to the Property. The Purchaser covenants and agrees with the Vendor that it will not request, directly or indirectly, any such inspection.

2.4 Deliveries

The Vendor, to the extent not previously delivered to the Purchaser, shall, on or prior to the Delivery Date, deliver to the Purchaser the following documents and files relating to the Property (other than the items listed in paragraphs (a), and (h) which will be made available for review at the Vendor's office in Toronto, Ontario or at the Property), to the extent in the Vendor's possession or control:

(a) all as-built plans, specifications and drawings for the Buildings, including floor plans for all individual units and Tenants used for leasing and any other purpose;

(b) a copy of the Leases, any Warranties and the Contracts;

(c) a copy of the current rent roll for the Property;

(d) copies of all environmental reports and studies for the Property;

(e) copies of all building condition reports and studies for the Property;

(f) a copy of any existing plan of survey for the Property;

(g) copies of any outstanding work orders, directives or letters of non-compliance issued by any governmental authority affecting the Property, if any;

(h) any current realty tax assessment notices and tax bills relating to the Property and complete copies of all information respecting any ongoing tax appeals (realty or otherwise) commenced by or commenced against the Vendor (previously provided) for the prior three (3) calendar years;

(i) a list of the Chattels

(j) summary of prepaid rent and security deposits;

(k) a copy of the contract and the budget relating to the Parking Deck Project, including, timelines and project design and a report prepared by the Parking Deck Project Contractor setting out, as of the date of the report (i) a summary of the work completed on the Parking Deck Project and the cost thereof; (ii) the holdbacks under the *Construction Act* (Ontario) pursuant to the Parking Deck Project Contract, and (iii) whether or not there are any disputes or disagreements in respect of the Parking Deck Project Contract between the Vendor and the Parking Deck Project Contractor; and

(l) all manuals and documents related to the Building, including but not limited to, building design criteria manuals and tenant manuals.

2.5 Acknowledgement of Purchaser as to Condition of Property

The Purchaser acknowledges and agrees that, subject to the representations and warranties of the Vendor contained in Section 4.5 and subject to the Purchaser's right to terminate this Agreement as provided in Section 4.2:

(a) on Closing, title to the Property shall be subject to the Permitted Encumbrances;

(b) in entering into this Agreement, the Purchaser has relied and will continue to rely entirely and solely upon its own inspections and investigations with respect to the Property, including without limitation, the physical and environmental condition of the Property and a review of the documentation delivered or made available to the Purchaser pursuant to this Agreement, and the Purchaser acknowledges it is not relying on any information furnished by the Vendor or any other person or entities on behalf of or at the direction of the Vendor in connection therewith;

(c) the Property is being purchased and assumed by the Purchaser on an "as is, where is" basis as of the Closing Date and without any express or implied agreement, representation or warranty of any kind whatsoever as to the title, condition, area, suitability for development, physical characteristics, profitability, use or zoning, the existence of latent defects, any environmental matter, the quality thereof or as to the accuracy, currency or completeness of any information or documentation supplied or to be supplied in connection with the Property and without limiting the foregoing, any and all conditions or warranties expressed or implied pursuant to the *Sale of Goods Act* (Ontario) will not apply and are waived by the Purchaser; and

(d) on Closing, the Purchaser shall fully and irrevocably release the Vendor from any and all claims that the Purchaser may now have or hereafter acquire against the Vendor for any cost, loss, liability, damage, expense, demand, action or cause of action arising from any information or documentation in respect of the Property. Without limiting the foregoing, the Vendor is not liable or bound in any manner by any oral or written statements, representations or information pertaining to the Property, or the operation thereof, furnished by any real estate broker, agent, employee, servant or other person.

The Vendor shall have no obligations or responsibility to the Purchaser after Closing with respect to any matter relating to the Property or the condition thereof save as otherwise expressly provided in this Agreement. The provisions of this Section 2.5 shall not merge on, but shall survive, Closing.

2.6 Confidentiality

(a) Until Closing (and in the event this Agreement is terminated for any reason other than its completion, then also from and after such termination), the Purchaser and its consultants, agents, advisors and solicitors shall keep confidential all information, documentation and records obtained from the Vendor or its consultants, agents, advisors or solicitors with respect to the Property as well as any information arising out of the Purchaser's access to the Vendor's records and the Property and its due diligence with respect thereto (collectively, the "**Confidential Information**"). The Purchaser shall not use any Confidential Information for any purposes not related to this transaction or in any way detrimental to the Vendor.

Nothing herein contained shall restrict or prohibit the Purchaser from disclosing the Confidential Information to its consultants, agents, advisors and solicitors. The Purchaser covenants and agrees that it will enforce the terms hereof with respect to the use of Confidential Information by its consultants, agents, advisors

and solicitors and shall be liable for any failure by such parties to keep such information confidential.

(b) The Confidential Information referred to in this Section shall not include:

(i) public information or information in the public domain at the time of receipt by the Purchaser or by its consultants, agents, advisors and solicitors;

(ii) information which becomes public through no fault or act of the Purchaser or its consultants, agents, advisors and solicitors;

(iii) information in the possession of the Purchaser not provided by the Vendor or its consultants, agents, advisors or solicitors; or

(iv) information required to be disclosed by law.

(c) If this Agreement is terminated for any reason, the Purchaser shall promptly return to the Vendor all Confidential Information (other than the Purchaser's notes and due diligence materials) and similar material including all copies, and shall destroy all of the Purchaser's notes and due diligence materials containing Confidential Information related to this transaction, save and except Confidential Information required by law to be kept by the Purchaser's Solicitors for its file records.

(d) The provisions of this Section 2.6 shall not merge on, but shall survive, Closing.

2.7 Searches and Examination

The Vendor will permit the Purchaser, its agents and representatives, access to the Property prior to the Closing Date, at reasonable times during normal business hours and upon reasonable prior written notice to carry out, at the Purchaser's sole expense and risk, such tests, investigations and inspections as the Purchaser may deem necessary, provided that:

(a) such tests, inspections and investigations will not interfere with the operation of the Property and the Tenants thereof and shall be subject to the terms of the Leases,

(b) the Purchaser shall provide at least two (2) Business Days prior written notice to the Vendor of any such tests, inspections and investigations and the Purchaser shall further provide the Vendor with evidence of appropriate liability insurance coverage for the Purchaser and its representatives and consultants and the Vendor will be entitled to have a representative present during all such tests, inspections and investigations,

(c) any damage to the Property caused by such tests and inspections will be promptly repaired by the Purchaser and the Purchaser will indemnify and save the Vendor harmless from all losses, costs, claims, third party actions, damages and expenses which the Vendor may suffer as a result of the said tests and inspections;

(d) the Vendor shall be entitled to deduct from the Deposit the amount of any losses, costs, claims, third party actions, damages and expenses which the Vendor may suffer as a result of breach of this Section 2.7 and the Vendor's Solicitors are is hereby irrevocably directed by the Purchaser to make the applicable portions of the Deposit available and payable to the Vendor for such reimbursement; and

(e) the provisions of this Section 2.7 shall not merge on, but shall survive, Closing.

ARTICLE 3
PURCHASE PRICE

3.1 Deposit

(a) Within two (2) Business Days of the execution of this Agreement by both parties, the Purchaser shall pay the amount of Two Million Dollars ($2,000,000.00) by wire transfer in immediately available funds from a Schedule I Canadian chartered bank to the Vendor's Solicitors, to be held by them in trust in an interest bearing account as a deposit.

(b) Within two (2) Business Days of the Condition Date (provided that if such day is not a Business Day, then such date shall be the immediately following Business Day), the Purchaser shall pay an additional Three Million Five Hundred Thousand Dollars ($3,500,000.00) by wire transfer in immediately available funds from a Schedule I Canadian chartered bank as a further deposit to the Vendor's Solicitors, to be held by them on the same terms as referred to in Subsection 3.1(a).

(c) No later than the first Business Day which is at least fifteen Business Days prior to the Closing Date (such date being the "**Third Deposit Delivery Date**"), the Purchaser shall pay an additional Three Million Dollars ($3,000,000) by wire transfer in immediately available funds from a Schedule I Canadian chartered bank as a further deposit to the Vendor's Solicitors, to be held by them on the same terms as referred to in Subsection 3.1(a).

(d) The deposits referred to in Subsections 3.1(a), 3.1(b), and 3.1(c) above, to the extent paid, are collectively referred to herein as the "**Deposit**".

(e) In the event the transactions contemplated by this Agreement are not completed as a result of a default of the Vendor, then in addition to the return of the Deposit (to the extent paid), as aforesaid, the Vendor shall only be liable for the Purchaser's reasonable out-of-pocket third-party costs incurred prior to the Condition Date. If the transactions contemplated by this Agreement are not completed as a result of the default of the Purchaser, the Vendor shall be entitled to retain the Deposit, together with interest thereon, as liquidated damages in addition to any other rights and remedies available to the Vendor pursuant to this Agreement or at law as a result of the Purchaser's default, and, subject to the provisions of Section 7.22, the Purchaser hereby irrevocably directs the Vendor's Solicitors to immediately forward the Deposit (together with all interest thereon) to the Vendor in such circumstances.

3.2 Payment of Purchase Price

The Purchase Price shall be satisfied by the Purchaser as follows:

(a) by the crediting of the Deposit and any interest accrued thereon; and

(b) by payment to the Vendor, or as the Vendor may direct in writing, by wire transfer in immediately available funds from a Schedule I Canadian chartered bank of the balance (the **"Balance"**) of the Purchase Price on Closing after deduction of the Deposit and any interest accrued thereon, subject to the Adjustments.

3.3 General Adjustments

(a) Subject to those items referred to in Section 3.4, the adjustments (herein referred to as the **"Adjustments"**) shall include all operating costs, realty taxes, local improvement rates and charges, water and assessment rates, current rents and such other amounts payable under the Leases, prepaid rents (including HST) and interest thereon (if any), security deposits (including HST) and interest thereon (if any), current expense and operating recoveries from any Tenant, utility deposits (including replacement letters of credit or letters of guarantee therefor), amounts under the Assumed Contracts and other adjustments established by usual practice in the City of Toronto for the purchase and sale of a similar office property. In addition, the Adjustments shall include the other matters referred to in this Agreement which are stated to be the subject of adjustment (including any adjustment for costs relating to new leases as described in Section 6.3) and shall exclude the other matters in this Agreement which are stated not to be the subject of adjustment. The Vendor shall produce a draft statement of Adjustments five (5) Business Days prior to the Closing Date and deliver same to the Purchaser.

(b) Adjustments shall be made as of the Adjustment Date on an accrual basis. From and after the Adjustment Date, the Purchaser shall be responsible for all expenses and (except as otherwise provided herein) shall be entitled to all income from the Property. The Vendor shall be responsible for all expenses and entitled to all income from the Property for that period ending on the day prior to the Adjustment Date. The expense and operating recoveries from the Tenants under the Leases shall be re-adjusted for the period prior to the Adjustment Date between the Vendor and the Purchaser, if necessary, within thirty (30) days after the determination of the final expense and operating recoveries from tenants for the current lease year of their applicable Leases. During this readjustment period and any subsequent period, any payments received by the Vendor in respect of the Property relating to the period after the Closing Date shall be promptly returned to the Purchaser.

(c) If any item subject to adjustment cannot be determined on Closing, an estimate shall be made by the Vendor for purposes of Closing and a final adjustment shall be made when the particular item can be determined. All claims for re-adjustments or omissions or errors thereto, must be made within a twelve (12) month period following Closing, failing which the adjustments made between the parties to that date shall be final and binding and not be liable to be re-opened for any reason.

(d) The provisions of this Section 3.3 and of Section 3.4 which follows shall not merge on, but shall survive, Closing.

3.4 Specific Adjustments

The Vendor and the Purchaser hereby acknowledge and agree that:

(a) amounts which are more than one month overdue but unpaid on the Closing Date by the Tenants under the Leases for rent or any other amounts under the Leases for the period prior to the Adjustment Date (the "**Rent Receivables**") shall remain the property of the Vendor on Closing and there shall be no adjustment in favour of the Vendor on the statement of adjustments for such Rent Receivables; however, the Purchaser shall use reasonable commercial efforts to assist the Vendor in recovering such Rent Receivables (but shall not be required to apply current rent payments to Rent Receivables, or to terminate Leases or exercise rights of distraint or to expend any monies with respect thereto), and the Vendor shall continue to have the right after Closing to recover by way of action from Tenants any Rent Receivables;

(b) in the event that there are any realty tax or assessment appeals (including vacant unit rebate applications) for the Property for calendar years prior to the calendar year in which Closing occurs, the Vendor shall, at its option, be entitled to continue such appeals and shall be entitled to receive any payment resulting therefrom subject to reconciliation obligations with existing Tenants of the Property, which shall be carried out by the Vendor. For certainty, the Purchaser acknowledges that the Vendor shall not have any obligation to reconcile any payments resulting from any such appeals with former tenants who are no longer Tenants of the Property, and the Vendor shall be entitled to retain the portion of any such payments applicable to all former tenants who are no longer Tenants of the Property. In the event there are realty tax or assessment appeals (including vacant unit rebate applications) for the Property for the calendar year in which Closing occurs, the Purchaser may, at its option, take over the carriage of such appeals and any payments received resulting therefrom shall be paid to the Vendor and Purchaser on a per diem basis determined by reference to the periods of their respective ownership of the Property during such calendar year, after reimbursement to the Purchaser and the Vendor, if applicable, of their respective reasonable out-of-pocket costs relating to such appeals (subject to reconciliation obligations with the Tenants). Each of the Vendor and the Purchaser agrees to co-operate with the other with respect to all such appeals. To the extent the Purchaser or the Vendor, as the case may be, receives any of the aforementioned payments owing to the other on or after the Closing Date, it shall hold said payments in trust and forthwith remit them to the other, as applicable. If applicable, the Vendor and Purchaser shall enter into an agreement on Closing to reflect the foregoing;

(c) the Purchaser shall be responsible and liable to pay for and shall pay any leasing commissions, free rent periods, tenant allowances, tenant inducements, lease take-over obligations and landlord's work obligations in respect of: (i) new Leases entered into after the date of this Agreement to the extent such new Lease was approved or deemed approved by the Purchaser pursuant to Section 6.3 of this Agreement, (ii) in connection with renewals, extensions or expansion rights granted to, or exercised by, Tenants of Leases existing as of the date of this Agreement, where such renewal, extension, expansion rights are exercised after the date of this Agreement and in compliance with Section 6.3 (to the extent the

landlord's approval is required under such Lease) of this Agreement; and (iii) in connection with any amendment to any Lease made after the date of this Agreement;

(d) except as specifically provided herein, there shall be no adjustment in favour of the Purchaser for any inducement or allowance to which any Tenant is entitled under its Lease. The Vendor confirms that it shall be responsible for and provide a Closing adjustment for any Tenant inducements, free rent periods, allowances, lease take-over obligations, or landlord's work obligations outstanding on or prior to the date of this Agreement in respect of the Leases existing prior to the date of this Agreement;

(e) there shall be an adjustment in favour of the Purchaser for the remaining amount of the tenant inducement payable to Thales Rail Signalling Solutions Inc., as at the Closing Date;

(f) there shall be an adjustment in favour of the Purchaser for the outstanding amounts left to be paid to the Parking Deck Project Contractor to complete the Parking Deck Project pursuant to the Parking Deck Project Contract, as at the Closing Date. The Purchaser acknowledges that the Parking Deck Project Contract will be assigned to it and that it shall be responsible for completion of the Parking Deck Project and shall undertake to complete the same in accordance with the Parking Deck Project Contract within a reasonable period of time following the Closing Date (expected to be May 31, 2022).

(g) There shall be an adjustment in favour of the Vendor equal to fifty percent (50%) of the Existing Financing Prepayment Amount, which amount the Purchaser acknowledges and agrees that it is responsible for paying and that said adjustment is intended to satisfy such payment. Upon receipt from the Existing Lender of its calculation of the Existing Financing Prepayment Amount, the Vendor shall provide such calculation to the Purchaser such that the Purchaser may confirm the amount of fifty percent (50%) of the Existing Financing Prepayment Amount.

ARTICLE 4
CONDITIONS PRECEDENT

4.1 <u>Condition Precedent for Vendor</u>

The obligation of the Vendor to complete the agreement of purchase and sale constituted on the execution and delivery of this Agreement shall be subject to the following condition:

(a) on Closing, all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser have been complied with or performed in all material respects.

The condition precedent set forth in this Section 4.1 is for the sole benefit of the Vendor and may be waived in whole or in part by the Vendor by written notice to the Purchaser prior to the applicable date set forth above.

4.2 Conditions Precedent for Purchaser

The obligation of the Purchaser to complete the agreement of purchase and sale constituted on the execution and delivery of this Agreement shall be subject to the following conditions:

(a) on or prior to the Condition Date, the Purchaser shall have conducted whatever searches, inspections and tests that the Purchaser, in its sole discretion, deems advisable with respect to the Property and the deliveries made pursuant to Section 2.4 hereof and the Purchaser shall be satisfied, in its sole discretion, with the results of all such searches, inspections and tests;

(b) prior to the Third Deposit Delivery Date, neither Kraft Canada Inc. ("**Kraft**") nor Thales Rail Signalling Solutions Inc. ("**Thales**") shall have (i) purported to terminate its Lease, other than as may be permitted under such Lease; and (ii) become insolvent or ceased paying the rent and other amounts due under its Lease;

(c) on or prior to the Third Deposit Delivery Date, the Purchaser shall have satisfied itself with its arrangements for financing the acquisition of the Property and the completion of the transactions contemplated by this Agreement; and

(d) on Closing, all of the material terms, covenants and conditions of this Agreement to be complied with or performed by the Vendor shall have been complied with or performed in all material respects.

The conditions precedent set forth in this Section 4.2 are for the sole benefit of the Purchaser, and may be waived in whole or in part by the Purchaser by written notice to the Vendor prior to the applicable date set forth above.

4.3 Non-Satisfaction of Conditions Precedent

(a) In the event that the conditions precedent set forth in Section 4.2(a), 4.2(b), and 4.2(c) are not satisfied or waived as therein provided on or before the applicable date referred to therein, this Agreement shall be terminated, null and void and of no further force or effect whatsoever. If by the Closing Date, the party having the benefit of the conditions precedent referred to in Section 4.2(a), 4.2(b), and 4.2(c) has not given notice to the other that such condition precedent has been satisfied, such condition precedent shall be deemed to have been waived.

(b) For greater certainty, the parties acknowledge and agree that if the Purchaser gives notice to the Vendor on or prior to the Third Deposit Delivery Date that if either of the conditions set out in Section 4.2(b) or 4.2(c) has not been satisfied or will not be waived, any portion of the Deposit paid prior to such date shall be non-refundable and the Vendor shall be entitled to retain same.

4.4 Title

The Vendor and Purchaser acknowledge and agree that if on or prior to the Condition Date, the Purchaser delivers to the Vendor in writing any material requisitions by the Purchaser going to the root of title, which the Vendor is unable or unwilling to satisfy and which the

Purchaser will not waive, then this Agreement shall be null and void, the Deposit and any accrued interest shall be repaid to the Purchaser, and the parties shall have no further obligations or liabilities hereunder save for those expressly specified as surviving termination of this Agreement.

Save for any material requisitions made by such date going to the root of title by the Purchaser, the Purchaser shall be deemed to have accepted the state of the Vendor's title to, zoning of and state of compliance of the Property. Notwithstanding the foregoing, the Purchaser acknowledges and agrees that title to the Property will be subject to the Permitted Encumbrances and the Purchaser agrees to accept title to the Property subject to Permitted Encumbrances.

4.5 <u>Vendor's Representations</u>

The Vendor hereby represents and warrants to and in favour of the Purchaser that as of the date of this Agreement:

(a) it is a corporation existing under the laws of Ontario and has the necessary corporate authority, power and capacity to own its interest in the Property and to enter into this Agreement and to carry out the agreement of purchase and sale constituted on the execution and delivery of this Agreement and the documents and transactions contemplated herein on the terms and conditions herein contained;

(b) the agreement of purchase and sale constituted on the execution and delivery of this Agreement and its obligations hereunder, and the documents and transactions contemplated herein, have been authorized by all requisite corporate proceedings and constitute legal, valid and binding obligations of it enforceable against it in accordance with their terms;

(c) it is not a non-resident of Canada within the meaning of section 116 of the *Income Tax Act* (Canada);

(d) the Leases delivered to the Purchaser pursuant to Section 2.4 are the only current and accepted offers to lease, agreements to lease, leases, renewals of leases or other rights and licenses granted by the Vendor or its predecessors in title to possess or occupy any portion of the Property;

(e) it is not aware of any pending or threatened expropriation proceedings relating to the Property;

(f) except as disclosed to the Purchaser in writing, to the knowledge of the Vendor there is, as of the date of this Agreement, no litigation or proceeding , including appeals (other than real property tax appeals) and applications for review, in progress and no litigation or claim threatened against or relating to the Vendor affecting the Property; and

(g) to the best of the knowledge and belief of the Vendor, there are no options to purchase or rights of first refusal or other purchase rights with respect to the Property or any part thereof that have not expired or been waived.

4.6 Purchaser's Representations

The Purchaser hereby represent and warrants to and in favour of the Purchaser that as of the date of this Agreement:

(a) it is a corporation existing under the laws of Ontario and has the necessary corporate authority, power and capacity to own its interest in the Property and to enter into this Agreement and to carry out the agreement of purchase and sale constituted on the execution and delivery of this Agreement and the documents and transactions contemplated herein on the terms and conditions herein contained;

(b) on Closing, the Purchaser will have the necessary authority, power and capacity to own the Property and to enter into the Closing Documents and to carry out the agreement of purchase and sale constituted on the execution and delivery of this Agreement and the Closing Documents and the transactions contemplated herein on the terms and conditions herein contained;

(c) the Person or Persons who at Closing purchase the beneficial interests in the Property will be registrants for the purposes of Part IX of the *Excise Tax Act (Canada)*;

(d) the agreement of purchase and sale constituted on the execution and delivery of this Agreement and its obligations hereunder, and the documents and transactions contemplated herein, have been authorized by all requisite corporate proceedings and constitute legal, valid and binding obligations of it enforceable against it in accordance with their terms; and

(e) the Purchaser is and will be on Closing a "Canadian" within the meaning of the *Investment Canada Act*.

4.7 Survival of Representations

The representations, warranties and certifications of the Vendor contained in this Agreement or in any Closing Documents shall not merge on Closing but shall survive for a period of twelve (12) months after the Closing Date (the "**Survival Period**"). The Purchaser shall give written notice to the Vendor of a breach of the Vendor's representations, warranties or certifications, together with details thereof, promptly after becoming aware of each such breach and no later than expiry of the Survival Period. Notwithstanding any other provision of this Agreement or of any Closing Document, no claim may be asserted or pursued against the Vendor, or any action, suit or other proceedings commenced or pursued, for or in respect of any breach of any representation, warranty or certification made by the Vendor in this Agreement or in any Closing Document unless written notice of such claim is received by the Vendor on or prior to the last day of the Survival Period; and upon the expiry of the Survival Period all such representations, warranties and certifications shall cease to have any effect except to the extent a written notice of claim with sufficient detail of the claim has been previously given in respect thereof in accordance with this Section 4.7.

4.8 Disclosure Qualifications

If the Vendor or Purchaser has actual knowledge or information prior to Closing of matters then existing which, in the opinion of the Vendor or the Purchaser, acting reasonably, materially affects the accuracy of the representations and warranties of the Vendor or the contents of any certificate of the Vendor to be delivered pursuant to the terms hereof, the Vendor or the Purchaser, as the case may be, shall immediately communicate such information to the other by way of a notice specifically referring to the representation and warranty or certification. If the Vendor or the Purchaser delivers such notice regarding such knowledge or information prior to the Closing Date and the Purchaser nonetheless delivers the notice to the Vendor pursuant to Section 4.3 that the condition in Section 4.2(a) has been satisfied or waived, then, subject to the other terms and conditions of this Agreement, the transaction herein contemplated shall be completed, provided that the certificate of the Vendor to be delivered pursuant to Section 5.1(j) shall reflect such knowledge or information and the Purchaser shall be deemed to have waived any and all claims for damages relating to any such inaccuracy in any such representation and warranty.

For the purposes of this Agreement, any assignee pursuant to Section 7.15 shall be deemed to have the same knowledge and information as the Purchaser, and *vice versa*.

ARTICLE 5
CLOSING DOCUMENTS

5.1 Vendor's Closing Documents

On or before Closing, subject to the provisions of this Agreement, the Vendor shall execute or cause to be executed and shall deliver or cause to be delivered to the Purchaser the following:

(a) transfer/deed of land of the Vendor's interest in the Property in favour of the Purchaser with the statements relating to the *Planning Act* completed by the Vendor and its solicitors;

(b) written evidence that the Vendor has duly authorized the sale of the Property to the Purchaser, in form satisfactory to the Purchaser's Solicitors, acting reasonably;

(c) the statement of Adjustments;

(d) the Assignment and Assumption of Leases and the Assignment and Assumption of Contracts;

(e) a general notice to Tenants advising of the sale of the Property and directing that all rents payable after Closing be paid to the Purchaser or as the Purchaser directs;

(f) a direction as to the payee or payees of the Purchase Price;

(g) an undertaking by the Vendor to re-adjust the Adjustments in accordance with the terms of this Agreement;

(h) all keys to the Building and original copies of all Leases and other documents listed in Section 2.4, to the extent in the Vendor's possession and control, together with any post-dated cheques in connection with the Leases endorsed (without recourse) in favour of the Purchaser;

(i) a certificate of an officer of the Vendor that the Vendor is not a non-resident pursuant to the terms of section 116 of the *Income Tax Act* of Canada;

(j) a certificate of the Vendor executed by a senior officer of the Vendor that the representations and warranties of the Vendor contained in Section 4.5 are true and accurate in all material respects as of the Closing Date;

(k) an assignment of Warranties, to the extent there are any and that they are assignable without consent or cost;

(l) an assignment and assumption of Permitted Encumbrances;

(m) a bill of sale for any chattels relating exclusively to the Property;

(n) an assignment and assumption of the Parking Deck Project Contract;

(o) Estoppel Certificates, or if applicable, Lease Certificates; and

(p) all other documents which are required by this Agreement and which the Purchaser has reasonably requested before the Closing Date to give effect to this transaction.

All documentation shall be in form and substance acceptable to the Purchaser and the Vendor each acting reasonably and in good faith, provided that none of such documents shall contain covenants, representations or warranties which are in addition to or more onerous upon either the Vendor or the Purchaser than those expressly set forth in this Agreement.

5.2 <u>Purchaser's Closing Documents</u>

On or before Closing, subject to the provisions of this Agreement, the Purchaser shall execute or cause to be executed and shall deliver or cause to be delivered to the Vendor's Solicitors the following:

(a) the Balance of the Purchase Price;

(b) the Assignment and Assumption of Leases and the Assignment and Assumption of Contracts;

(c) an undertaking by the Purchaser to re-adjust the Adjustments in accordance with the terms of this Agreement;

(d) an assumption of the Permitted Encumbrances and any specific assumptions of any of them to the extent specifically required thereunder;

(e) the HST Undertaking and Indemnity;

(f) an assignment of Warranties, to the extent there are any and that they are assignable without consent or cost;

(g) any security deposits contemplated by Section 3.5;

(h) an assignment and assumption of Permitted Encumbrances;

(i) a direction re: title, if applicable;

(j) a certificate of the Purchaser executed by a senior officer of the Purchaser that the representations and warranties of the Purchaser contained in Section 4.6 are true and accurate in all material respects as of the Closing Date;

(k) an assignment and assumption of the Parking Deck Project Contract;

(l) an undertaking to complete the Parking Deck Project; and

(m) all other documents which are required by this Agreement or which the Vendor has reasonably requested on or before the Closing Date to give effect to this transaction.

All documentation shall be in form and substance acceptable to the Purchaser and the Vendor each acting reasonably and in good faith, provided that none of such documents shall contain covenants, representations or warranties which are in addition to or more onerous upon either the Vendor or the Purchaser than those expressly set forth in this Agreement.

5.3 <u>Registration and Other Costs</u>

The Vendor shall be responsible for the costs of the Vendor's Solicitors in respect of this transaction. The Purchaser shall be responsible for the costs of the Purchaser's Solicitors in respect of this transaction. The Purchaser shall be responsible for and pay any land transfer taxes payable on the transfer of the Property, all registration fees payable in respect of registration by it of any documents on Closing (other than discharges of encumbrances which are required to be made by the Vendor, which shall be the responsibility of the Vendor) and all federal and provincial sales and other taxes payable by a purchaser upon or in connection with the conveyance or transfer of the Property. If the Purchaser does not or cannot execute and deliver the HST Undertaking and Indemnity, it shall pay to the Vendor all applicable goods and services and harmonized sales taxes applicable to the Purchase Price.

The Purchaser shall indemnify and save harmless the Vendor and its shareholders, directors, officers, employees, advisors and agents from all Claims, actions, causes of action, proceedings, losses, damages, costs, liabilities and expenses incurred, suffered or sustained as a result of a failure by the Purchaser:

(a) to pay any federal, provincial or other taxes payable by the Purchaser in connection with the conveyance or transfer of the Property whether arising from a reassessment or otherwise, including provincial retail sales tax and goods and services tax, if applicable; and/or

(b) to file any returns, certificates, filings, elections, notices or other documents required to be filed by the Purchaser with any federal, provincial or other taxing authorities in connection with the conveyance or transfer of the Property.

This Section shall survive and not merge on Closing.

5.4 Escrow Closing and Registration

The Vendor and Purchaser covenant and agree to cause their respective solicitors to enter into a document registration agreement (the "**DRA**") to govern the electronic submission of the transfer/deed for the Property to the applicable Land Registry Office. The DRA shall outline or establish the procedures and timing for completing all registrations electronically and provide for all closing documents and closing funds to be held in escrow pending the submission of the transfer/deed to the Land Registry Office and their acceptance by virtue of each registration document being assigned a registration number. The DRA shall also provide that if there is a problem with the Teraview electronic registration system which does not allow the parties to electronically register all registration documents on Closing, the Closing Date shall be deemed to be extended until the next day when the said system is accessible and operating for the applicable Land Registry Office applicable to the Property. The parties hereto shall ensure their respective solicitors enter into a three-party DRA if the Purchaser's lender's solicitors so request.

ARTICLE 6
OPERATION UNTIL CLOSING

6.1 Operation Before Closing

(a) From the date hereof until Closing, the Vendor shall operate the Property in accordance with its usual sound business and management practices, will carry out all routine day-to-day repairs and maintenance thereof, and will continue to use full and diligent commercial efforts in leasing any vacant space in the Building, the fees (including tenant and landlord agent leasing commissions) for which shall be the responsibility of the Purchaser pursuant to Sections 3.4(c) and 6.3 of this Agreement.

(b) With respect to Contracts, the Purchaser shall have the option to elect by notice in writing to the Vendor to be given on or prior to the Condition Date, which of the Contracts it will be assuming. If no notice is given, the Purchaser shall be deemed to have elected not to assume any of the Contracts. In respect of the Non-Assumable Contracts, the Vendor will provide the Purchaser with the relevant contact details to assist the Purchaser in coordinate short-term holdovers of the Non-Assumable Contracts.

(c) The Vendor covenants that it will remit all applicable HST received by it in respect of the Property and the Leases to the applicable Government Authority.

6.2 Damage Before Closing

The interest of the Vendor in and to the Building being purchased and acquired pursuant to the terms and conditions of this Agreement shall be at the risk of the Vendor until Closing. If

any loss or damage occurs before Closing to the Building, the cost to repair of which is in excess of $10,000,000 for the Building, as determined by the Vendor's arm's length, independent architect, engineer or other qualified expert, the Purchaser shall, within ten (10) days following written disclosure to the Purchaser by the Vendor of the loss or damage and the extent thereof, at its option, by written notice to the Vendor, elect either (i) to complete the purchase of the Property, in which event the Purchaser shall be entitled to the proceeds of insurance, if any, in respect of the loss or damage and the Vendor shall pay any deductibles in respect of such loss or damage and the Purchaser shall accept the Building subject to the applicable loss or damage, or (ii) not to complete the purchase of the Property, in which case this Agreement shall be deemed to be terminated and of no further force and effect (save for those provisions which provide for their survival) and the Deposit, to the extent paid, plus interest accrued thereon shall, subject to the provisions of Section 2.7, be returned to the Purchaser.

If any loss or damage occurs before Closing to the Building, the cost to repair of which for the Building is less than or equal to $10,000,000 as determined by the Vendor's arm's length, independent architect, engineer or other qualified expert, the Purchaser shall have no right to terminate this Agreement and shall accept the Building subject to the loss or damage, the Vendor shall pay any deductibles in respect of such loss or damage, the Purchaser shall be entitled to an assignment from the Vendor of all proceeds of insurance in respect of such loss or damage, and the parties shall complete the within transaction.

6.3 Leasing

The Vendor and Purchaser acknowledge and agree that the Vendor is in the process of leasing out the vacant floor and half floor of space at the portion of the Property known as 105 Moatfield Drive (the "**Vacant Space**"). The Vendor and the Purchaser agree that the Vendor shall not enter into any new leases or amend, renew, extend, expand or surrender any existing Leases (except if contractually obliged to do so pursuant to the terms of any Lease) from and after the date of this Agreement without the prior approval of the Purchaser, which approval shall not be unreasonably withheld or delayed. The Purchaser's approval hereunder shall be deemed to have been given if no response is received from the Purchaser within five (5) Business Days following a written request for approval in respect of any matter relating to a new lease or the amendment, renewal, extension, expansion or surrender of an existing Lease. In the case of a deemed approval, the Vendor shall be entitled to amend, renew, extend, expand or surrender any existing Lease without the Purchaser's consent and any such action shall be deemed to be approved by the Purchaser for the purposes of this Agreement as long as notice of such action is promptly given to the Purchaser. Any new lease or amendment, renewal, extension, expansion or surrender of an existing Lease which is approved of by the Purchaser or which is deemed to be approved by the Purchaser shall cause the Purchaser to be responsible for all leasing commissions, tenant inducements, tenant allowances, landlord's work and other landlord obligations thereunder and, to the extent any amount relating to the foregoing has been paid for and incurred by the Vendor prior to Closing, the Vendor shall receive an adjustment for same on Closing. The Vendor shall not require the consent or approval of the Purchaser to enter into any agreement to amend, renew, extend, expand, surrender or terminate any Lease where the terms of such Lease contractually obligate the Vendor, as landlord, to do so. All leasing commissions, tenant inducements, tenant allowances, landlord's work and other landlord obligations resulting from such contractual exercise of rights shall be the Purchaser's responsibility and to the extent any amount relating to the foregoing has been paid for or incurred by the Vendor prior to Closing, the Vendor shall receive an adjustment for same on Closing.

The Vendor confirms that (a) Thales does not have the option to terminate its Lease; and (b) Kraft has the option to terminate its Lease efffective June 1, 2023, on no more than eighteen (18) months' prior written notice and no less than twelve (12) months' prior written notice.

6.4 Estoppel Certificates

The Vendor covenants to use commercially reasonable efforts to obtain or before that date that is five (5) Business Days prior to the Closing Date, estoppel certificates from all of the Tenants under the Leases (the "**Estoppel Certificates**"). The Estoppel Certificates shall be prepared by the Vendor or the Vendor's Solicitors. Once prepared, such Estoppel Certificates shall be delivered to the Purchaser not less than five (5) Business Days following the Condition Date for its approval, such approval not to be unreasonably withheld, prior to being sent to the Tenants. The Purchaser's approval shall be deemed to be given to any draft Estoppel Certificate within two (2) Business Days of its delivery to the Purchaser, unless a reasonable objection is raised in writing to the Vendor within such period. In the event the Vendor is not successful in obtaining an Estoppel Certificate from any Tenant, the Vendor shall deliver a certificate of the Vendor in lieu of such Estoppel Certificate (the "**Lease Certificate**") attesting to the same matters contained in the Estoppel Certificate. Any such certificates of the Vendor shall constitute a representation and warranty of the Vendor as to the same matters that are set forth in the form of estoppel certificate for the applicable Tenant and claims relating to such certificate shall be subject to the limitations in Section 4.7 and Section 4.8. The parties agree that to the extent the Vendor is successful after Closing in obtaining an Estoppel Certificate from a Tenant for whom the Vendor had on Closing provided its certificate in lieu thereof, it shall be entitled to replace that certificate with the since obtained Estoppel Certificate, provided that the since obtained Estoppel Certificate shall be substantially similar to the previously delivered Lease Certificate in all material respects, in which event the previously delivered Lease Certificate in lieu thereof shall be null and void.

6.5 Termination

Notwithstanding any provisions to the contrary in the Agreement, if, at any time prior to Closing, either Kraft or Thales has become bankrupt or insolvent or has taken the benefit of any statute for bankrupt or insolvent debtors or has made any proposal, assignment or arrangement with its creditor or any steps have been taken or proceedings commenced by any Person for the dissolution, winding-up or other termination of either Kraft's or Thales' existence or the liquidation of its assets, or if a trustee, receiver, receiver/manager or a Person acting in a similar capacity is appointed with respect to the business or assets of Kraft or Thales, then the Purchaser shall have the right to terminate this Agreement following the occurrence of any such event and the Deposit (or such amount thereof which has been paid to such date) will be returned to the Purchaser with interest and without deduction. For greater certainty, the aforesaid termination right shall not apply in any respect to the Vacant Space, the leasing thereof, or any Tenant thereof.

ARTICLE 7
GENERAL

7.1 Gender and Number

Words importing the singular include the plural and vice versa. Words importing gender include all genders.

7.2 Captions and Table of Contents

The caption, headings and table of contents contained herein are for reference only and in no way affect this Agreement or its interpretation.

7.3 Obligations as Covenants

Each agreement and obligation of any of the parties hereto in this Agreement, even though not expressed as a covenant, is considered for all purposes to be a covenant.

7.4 Applicable Law

This Agreement shall be construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable thereto and shall be treated in all respects as an Ontario contract.

7.5 Currency

All reference to currency in this Agreement shall be deemed to be reference to Canadian dollars.

7.6 Invalidity

If any immaterial covenant, obligation, agreement or part thereof or the application thereof to any person or circumstance, to any extent, shall be invalid or unenforceable, the remainder of this Agreement or the application of such covenant, obligation or agreement or part thereof to any person, party or circumstance other than those to which it is held invalid or unenforceable shall not be affected thereby. Each covenant, obligation and agreement in this Agreement shall be separately valid and enforceable to the fullest extent permitted by law.

7.7 Amendment of Agreement

No supplement, modification, waiver or termination (other than a termination pursuant to Article 4 or Section 6.2) of this Agreement shall be binding unless executed in writing by the parties hereto in the same manner as the execution of this Agreement.

7.8 Time of the Essence

Time shall be of the essence of this Agreement.

7.9 Further Assurances

Each of the parties hereto shall from time to time hereafter and upon any reasonable request of the other, execute and deliver, make or cause to be made all such further acts,

deeds, assurances and things as may be required or necessary to more effectually implement and carry out the true intent and meaning of this Agreement.

7.10 Entire Agreement

This Agreement and any agreements, instruments and other documents herein contemplated to be entered into between, by or including the parties hereto constitute the entire agreement between the parties hereto pertaining to the agreement of purchase and sale provided for herein and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, with respect thereto, and there are no other warranties or representations and no other agreements between the parties hereto in connection with the agreement of purchase and sale provided for herein except as specifically set forth in this Agreement or the Schedules attached hereto.

7.11 Waiver

No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision (whether or not similar) nor shall any waiver constitute a continuing waiver unless otherwise expressed or provided.

7.12 Solicitors as Agents and Tender

Any notice, approval, waiver, agreement, instrument, document or communication permitted, required or contemplated in this Agreement may be given or delivered and accepted or received by the Purchaser's Solicitors on behalf of the Purchaser and by the Vendor's Solicitors on behalf of the Vendor and any tender of Closing Documents and the Balance may be made upon the Vendor's Solicitors and the Purchaser's Solicitors, as the case may be. The Vendor and Purchaser acknowledge and agree that insofar as the tender of any documents to be electronically registered is concerned, the tender of same will be deemed to be effective and proper when the solicitor for the party tendering has completed all steps required by Teraview in order to complete this transaction that can be performed or undertaken by the tendering party's solicitor without the co-operation or participation of the other party's solicitor, and specifically when the tendering party's solicitor has electronically "signed" the transfer/deed and any other Closing Document, if any, to be electronically registered for completeness and granted access to the other party's solicitor to same, but without the necessity of the tendering party's solicitor actually releasing such documents to the other party's solicitor for registration.

7.13 Merger

Except as otherwise expressly set out herein, this Agreement shall merge with the closing of the transaction contemplated herein.

7.14 Successors and Assigns

All of the covenants and agreements in this Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall enure to the benefit of and be enforceable by the parties hereto and their respective successors and their permitted assigns pursuant to the terms and conditions of this Agreement.

7.15 Assignment

The Purchaser shall not assign its rights and/or obligations hereunder or direct title to the Property to any other person without the prior written consent of the Vendor, which consent may be unreasonably withheld. Notwithstanding the foregoing, until the date which is five (5) days prior to the Closing Date, the Purchaser shall be permitted to assign this Agreement to any Affiliate of the Purchaser provided that: (i) at least two (2) days' prior written notice is given to the Vendor; (ii) evidence satisfactory to the Vendor, acting reasonably, is provided to substantiate that the Purchaser and its assignee are Affiliates; and (iii) the assignee enters into the Vendor's form of assignment and assumption agreement pursuant to which the assignee assumes all of the Purchaser's obligations under this Agreement and the Purchaser acknowledges its continued joint and several liability with the assignee notwithstanding such assignment. For the purpose of the foregoing, "Affiliate" shall have the meaning ascribed thereto in the *Canada Business Corporation Act*.

7.16 Notice

Any notice, demand, approval, consent, information, agreement, offer, request or other communication (hereinafter referred to as a **"Notice"**) to be given under or in connection with this Agreement shall be in writing and shall be given by personal delivery during regular business hours on any Business Day or by telecopier, facsimile transmission or other electronic communication which results in a written or printed notice being given, addressed or sent as set out below or to such other address or electronic number as may from time to time be the subject of a Notice:

(a) Vendor:

GTA Office DMM Inc.
121 King St. W., Suite 200
Toronto, ON
M5H 3T9

Attention: Steve Hodgson
Email: steve@slateam.com

(b) Purchaser:

123 Real Estate Development Ontario Ltd.
41 Metropolitan Road, Unit 201
Toronto, Ontario
M1R 2T5

Attention: Fan Zhou
Email: fanzhou@farvision.ca

Any Notice, if personally delivered, shall be deemed to have been validly and effectively given and received on the date of such delivery and if sent by telecopier, facsimile transmission or other electronic communication with confirmation of transmission, shall be deemed to have been validly and effectively given and received on the Business Day it was sent provided that it is prior to 5:00 p.m. on such day, and otherwise on the next following Business Day if sent after 5:00 p.m.

7.17 Planning Act of Ontario

This Agreement and the transactions reflected herein are subject to compliance with Section 50 of the *Planning Act* of Ontario.

7.18 Effect of Termination of Agreement

Notwithstanding the termination of this Agreement for any reason, the confidentiality provisions contained in Section 2.6 of this Agreement and the indemnity and repair provisions contained in Section 2.7 shall survive Closing and shall remain in full force and effect.

7.19 No Registration of Agreement

The Purchaser shall not register this Agreement or any notice of this Agreement on title to the Lands.

7.20 Commissions

(a) The Purchaser represents and warrants to the Vendor that the Purchaser has not utilized the services of any real estate agent or broker or salesperson in connection with the purchase and sale of the Property contemplated hereby, to whom any fees, commissions or compensation will be payable by the Vendor, save and except for the Purchaser's Agent.

(b) To the extent any agent, broker or salesperson is entitled to any fee, compensation or commission as a result of the Purchaser's utilization of their services in connection with this Agreement, except as described in paragraph (c) below, the Purchaser shall be solely responsible for same and shall indemnify and save harmless the Vendor with respect thereto, which representation and indemnity shall survive Closing.

(c) The Vendor acknowledges that the real estate commissions and fees payable to the Purchaser's Agent in respect of this Agreement pursuant to the separate commission agreement made between the Vendor and the Purchaser's Agent, shall be the sole responsibility of and payable by the Vendor.

(d) Except as described in paragraph (c), the Purchaser acknowledges and agrees that it shall be responsible for any fee, compensation or commission owing to any agent, broker or salesperson as a result of the Purchaser's utilization of their services in connection with this Agreement, including for greater certainty, any amounts payable to the Purchaser's Agent not provided for in the agreement described in paragraph (c) above.

7.21 Facsimiles/Counterparts

All parties agree that this Agreement may be executed in counterpart and transmitted by telecopier or PDF and that the reproduction of signatures in counterpart and by way of telecopier or PDF will be treated as though such reproduction were executed originals and each party undertakes to provide the other with a copy of this Agreement bearing original signatures within a reasonable time after the date of execution.

7.22 Joint Direction

In holding and dealing with the Deposit and any interest earned thereon pursuant to this Agreement, the Vendor's Solicitors shall continue to represent the Vendor and are not bound in any way by any agreement (other than this Agreement), and the Vendor's Solicitors shall not be considered to assume any duty, liability or responsibility other than to hold the Deposit and any interest earned thereon in accordance with the provisions of this Agreement and to pay the Deposit and any interest earned thereon to the party becoming entitled thereto in accordance with the terms of this Agreement except in the event of a dispute between the parties as to entitlement to the Deposit and any interest earned thereon in which event the Vendor's Solicitors may, in their sole, unfettered and unreviewable discretion, pay the Deposit and any interest earned thereon into the Superior Court of Justice (Ontario), whereupon the Vendor's Solicitors shall have no further obligations relating to the Deposit and any interest earned thereon. The Vendor's Solicitors will not, under any circumstances, be required to verify or determine the validity of any joint direction of the parties as to the disposition of the Deposit and the Vendor's Solicitors are hereby relieved of any liability or responsibility for any loss or damage which may arise as the result of the acceptance by the Vendor's Solicitors of a joint direction in good faith so long as the Vendor's Solicitors have no written notice to the contrary.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF the Vendor and Purchaser have executed this Agreement as of the day and year first above written.

GTA OFFICE DMM INC.

Per: ________________________________

Name: Steve Hodgson
Title: Authorized Signing Officer

I/We have authority to bind the Corporation.

123 REAL ESTATE DEVELOPMENT INC.

Per: ________________________________

Name: Fan Zhou
Title: President

I/We have authority to bind the Corporation.

IN WITNESS WHEREOF the Vendor and Purchaser have executed this Agreement as of the day and year first above written.

GTA OFFICE DMM INC.

Per: ______________________________
Name:
Title:

I/We have authority to bind the Corporation.

123 REAL ESTATE DEVELOPMENT INC.

Per: ______________________________ 2021/05/19
Name: Fan Zhou
Title: President

I/We have authority to bind the Corporation.

SCHEDULE "A"

MUNICIPAL AND LEGAL DESCRIPTION

Municipal Address:

95-105 Moatfield Drive, Toronto, Ontario

Legal Description:

PT LT 12 CON 3 EYS TWP OF YORK PT 1, 2, 3, 4, 64R9352; S/T TB236534, S/T TB20847, T/W TB20846, T/W TB20861; THE BOUNDARIES OF MOATFIELD DRIVE HAVING BEEN CONFIRMED BY PLAN BA-2076 REGISTERED AS TB122673 ON 21/09/1983.; TORONTO (N YORK) , CITY OF TORONTO.; TOGETHER WITH AN EASEMENT OVER LOTS 73, 74, 75, PL 7607 S/E PTS 3, 4, PL 64R7053; PT LOT 12, E.Y.S, CON 3 ; PT 14, PL 64R7370 AS IN AT5178085

SCHEDULE "B"

PERMITTED ENCUMBRANCES

GENERAL

1. Encumbrances for real property taxes (which term includes charges, rates and assessments) or charges for electricity, power, gas, water and other services and municipal utilities in connection with the Property that have accrued but are not yet due and owing or, if due and owing, are adjusted for pursuant to Article 3;

2. Any inchoate statutory liens, charges or similar liabilities and/or rights which may exist from time to time (including any and all statutory rights of expropriation) and any undetermined or inchoate liens and charges incidental to construction or current operations, a claim for which shall not have been registered or of which notice in writing shall not have been given pursuant to the *Construction Act* (Ontario).

3. Any minor title defects, deficiencies, easements, rights-of-way, encroachments, zoning by-law violations, discrepancies in title or possession and other matters that might be revealed by an up-to-date plan of survey of the Property.

4. The reservations, limitations, provisos and conditions, if any, expressed in the original grant from the Crown in right of Canada or a Province thereof.

5. All applicable municipal, provincial or federal statutes, by-laws, regulations or ordinances (including all building and zoning by-laws and regulations) and any subdivision, site plan, development or other similar municipal agreements.

6. Any registered easements and/or agreements relating to drainage, storm or sanitary sewers, public utility lines, telephones lines, cable television lines or other services and all other services and all other easements, servitudes and rights of way.

7. The provisions, restrictions and limitations of the *Land Titles Act* (Ontario), as amended, save and except paragraph 11 in Section 44(1) thereof.

8. Encumbrances respecting minor encroachments by the Property over neighbouring lands and minor encroachments over the Property by improvements of abutting landowners.

9. The Leases, any notices in respect of the Leases and any charges or security interests granted in respect of the Tenants' or any subtenants' interests therein.

SPECIFIC

10. Instrument No. 64R1625, registered July 22, 1971, being a reference plan.

11. Instrument No. 64R6162 registered May 31, 1977, being a reference plan.

12. Instrument No. 64R8446, registered May 26, 1980, being a reference plan.

13. Instrument No. 64R9352, registered March 26, 1982, being a reference plan.

14. Instrument No. TB20861Z, registered May 20, 1982, being an Application to Annex Restrictive Covenants.

15. Instrument No. TB109012, registered July 28, 1983, being a Notice of Lease from 464088 Ontario Limited to General Foods Inc.

16. Instrument No. 64BA2076, registered September 21, 1983, being a Plan under the *Boundaries Act*.

17. Instrument No. TB162146, registered May 29, 1984, being a Notice from 464088 Ontario Limited to General Foods Inc.

18. Instrument No. 64R10401, registered November 5, 1984, being a reference plan.

19. Instrument No. TB236534, registered April 17, 1985, being a Transfer of Right of Way in favour of Bocra Financial Consultants Limited.

20. Instrument No. TB255012, registered July 16, 1985, being a Notice of Surrender of Lease.

21. Instrument No. 64R12883, registered October 5, 1990, being a reference plan.

22. Instrument No. 64R15561, registered August 22, 1997, being a reference plan.

23. Instrument No. AT778617, registered April 15, 2005, being a Land Registrar's order.

24. Instrument No. AT2112495, registered July 3, 2009 being a Notice of Lease from Dunbourne Properties Inc. and Dunbourne Properties L.P. Inc. to Thales Rail Signalling Solutions Inc.

25. Instrument No. AT3526430, registered February 25, 2014, being an Application (General) made by Kraft Canada Inc.

26. Instrument No. AT3540954, registered March 19, 2014, being an Application to Change Name – Instrument, made by General Foods Inc. to Kraft Canada Inc., with respect to Instrument No. TB109012.

SCHEDULE "C"

NON-ASSUMABLE CONTRACTS

1. Elevator maintenance contract with Quality Allied Elevator

2. Security service contract with Regal Security

3. Property management agreement dated April 18, 2017 with Colliers Macaulay Nicolls Inc. (as amended, restated, modified, supplemented, or modified from time to time)